EXHIBIT 5


                              October 23, 1997


Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, Georgia  30339


          Re:  Registration Statement on Form S-8

Gentlemen:

     The undersigned has acted as counsel for Interface, Inc., a Georgia corporation (the "Company"), in connection with the preparation of the referenced Form S-8 Registration Statement relating to the Company's Omnibus Stock Incentive Plan, the Stock Option Agreement between the Company and Paul G. Hawken, the Stock Option Agreement between the Company and David D. Oakey, the Stock Option Agreement between the Company and John W. Picard, the Stock Option Agreement between the Company and Frederick S. Shehadi, Jr., and the Stock Option Agreements between the Company and Joseph Paul Zink, III (collectively, the "Plans"), and the proposed offer and sale of up to 1,865,000 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock") pursuant to the Plans. In connection with the preparation of said Registration Statement, I have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of such shares of Common Stock as I have deemed relevant under the circumstances.

     On the basis of the foregoing, it is my opinion that:

     1. The Company was duly organized and incorporated and is validly existing under the laws of the State of Georgia, with an authorized capitalization consisting of 40,000,000 shares of Class A Common Stock, par value $.10 per share, 40,000,000 shares of Class B Common Stock, par value $.10 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share.

     2. The Plans and the proposed offer and sale thereunder of up to 1,865,000 shares of Class A or Class B Common Stock have been duly authorized or ratified by the Board of Directors of the Company (or the Executive Committee thereof), and the shares, when issued in accordance with and subject to the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable.

     The undersigned hereby consents to the filing of this opinion as an exhibit to said Registration Statement.

                               Sincerely,


                               /s/ Raymond S. Willoch
                               Raymond S. Willoch
                               Vice President, Secretary and General Counsel